Exhibit 99.1

Borqs’ acquisition target, KADI, received clearance from customer for commercial production of its electric vehicle control modules

May 8, 2018 – Borqs Technologies, Inc. (the “Company”) today announced that its acquisition target, Shanghai KADI Machinery Technology Co., Ltd. (“KADI”) has received clearance from an end-user for production and delivery of its electrical vehicle (“EV”) control modules. The end-user is Dong Feng Motors Group’s Super Dragon Electric Bus Program (“Dong Feng Bus”), which tested samples from KADI over a 6-month period, and on April 28, 2018 cleared KADI to deliver the products beginning in May 2018. Such products represent about 10% of a RMB 320 million supply contract (equivalent to US$50 million at the current exchange rate) for EV control modules to be delivered over a two-year period, awarded to KADI by the automotive contractor – Shenzhen Espirit Technology Co., Ltd.

KADI’s control module designed for Dong Feng Bus is a 3.0KW DCDC converter that converts from a high voltage of 540V to a low 24V for use in steering control, air conditioning and other bus operations.

As previously disclosed in the Company’s filings with the SEC, the Company has entered into a letter of intent to initially acquire 60% of KADI. The parties are currently negotiating a definitive agreement and expect to finalize the terms of the acquisition within the next two months. Borqs believes its software engineering experience can enhance KADI’s R&D capabilities while Borqs’ supply chain management team will ensure efficient delivery of the hardware module products. The proposed consideration to be paid by Borqs includes $11.7 million in cash (of which $5.0 million is to be paid at closing, with the balance to be paid over 1.5 years) and up to $3.3 million in Borqs shares to be paid over three years (of which $0.2 million is to be paid at closing, with the balance subject to the satisfaction of certain earn-outs). Borqs is contemplating a public offering of shares in the coming weeks to support the cash needs for this potential acquisition, which offering will need to close before the consummation of the acquisition. No assurance can be made that the parties will reach a definitive agreement and proceed to closing, or that the Company will be able to raise sufficient funds or fulfill all necessary closing conditions to complete the proposed acquisition.

Hu Lin, the Chairman and General Manager of KADI: “We are excited that the first customer has confirmed our products for delivery and that more will be following. We look forward to our potential cooperation with Borqs and the synergies that we expect to generate between our two businesses.”

The Company’s ordinary shares trade on NasdaqCM with the symbol BRQS; and the Company’s warrants trade on OTC with the symbol BRQSW.

About Borqs Technologies, Inc. (Nasdaq: BRQS)

Borqs Technologies is a leading provider of software and products for the IoT, providing customizable, differentiated and scalable Android-based smart connected devices and cloud service solutions. Borqs has achieved leadership and customer recognition as an innovative end-to-end IoT solutions provider leveraging its strategic chipset partner relationships as well as its broad software and IP portfolio. The Company designs, develops and provides turnkey solutions across device form factors such as smartphones, tablets, smartwatches, trackers, automotive IVI, and vertical application devices (for restaurants, payments etc.). For more information, please visit the Company’s website (www.borqs.com).

Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “predicts”, “seeks”, “may”, “might”, “plan”, “possible”, “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect our management’s current beliefs. Many factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Some factors that could cause actual results to differ include: (i) the occurrence of any event, change or other circumstances that could delay Company’s negotiation of a definitive agreement with KADI or the consummation of the acquisition of KADI; (ii) the inability to complete the KADI acquisition due to the failure to obtain sufficient funding or other conditions to closing; (iv) the risk that the proposed acquisition disrupts current plans and operations of KADI as a result of the announcement and consummation of the acquisition; (v) the Company’s ability to realize the anticipated benefits of the acquisition, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the acquisition; (vi) costs related to the KADI acquisition; (vii) changes in applicable laws or regulations; and (viii) the possibility that the Company or KADI may be adversely affected by other economic, business, and/or competitive factors. The reader is advised to refer to the Risk Factors sections of the Company’s filings with the Securities and Exchange Commission for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. Except as expressly required by applicable securities law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Sandra Dou

Investor Relations Sr. Manager

Borqs Technologies, Inc.

sandra.dou@borqs.net